Exhibit 10.30

OIL AND GAS LEASE

(Utah -- Paid-up)

THIS AGREEMENT is made and entered into this 31st day of May, 2012, by and Joseph P. Tate and Jennifer M. Tate, as Joint tenants , hereinafter called Lessor (whether one or more), whose address is: 3252 North Lake Dr., Milwaukee, WI 53211,

and	Richfield Oil & Gas Company	herein after called Lessee.
15 W. South Temple, Suite 1050
Salt Lake City UT 84101

WITNESSETH:

1. That Lessor, for and in consideration of the sum of Ten and more Dollars ($10.00 & more), the receipt and adequacy of which are hereby acknowledged by Lessor, and of the covenants and agreements to be performed hereunder by Lessee, does hereby grant, demise, lease and let exclusively unto Lessee all of Lessor’s right, title and interest, in, to and under the hereinafter described land, including without limitation rights of way, access, ingress and egress, for the purposes of carrying on geological, geophysical, geochemical, seismic, gravity and other exploration work; laying, maintaining, operating, expanding, repairing, replacing and removing oil, natural gas and water pipelines; and for drilling, operating, producing, storing, processing, transporting and marketing all of the oil (including without limitation distillate and condensate), gas, (including without limitation casinghead gas, coal seam gas, coal bed methane gas, helium and all other constituents) and all other liquid or gaseous hydrocarbons located in, on, under, allocated to, or in the vicinity of the following described tract of land situated in Sanpete County, UT:

SEE EXHIBIT “A’ ATTACHED HERETO AND MADE A PART THEREOF.

containing 404.82 acres, more or less, together with any and all strips or parcels of land, other than those constituting regular governmental subdivisions, adjoining or contiguous to the above described land, all of the foregoing land being referred to hereafter as the “Leased Premises.” Lessor further intends the Leased Premises to cover and to include all lands now or hereafter owned or claimed, through reversion or otherwise, by Lessor in the above numbered governmental section or sections, together with any and all accretions thereto, whether or not accurately and completely described above.

2. This Lease, including without limitation all rights of way, access, ingress and egress, shall remain in force for a primary term of five (5) years from the date hereof (“Primary Term”), and for as long thereafter as oil, gas or any other hydrocarbons are produced from the Leased Premises (or from lands spaced, unitized, pooled or otherwise consolidated with all or a portion of the Leased Premises); are transported through a pipeline(s) located in, on or under the Leased Premises; or are separated, processed, compressed, used, cycled; or stored in facilities located in, on or under the Leased Premises.

3. Lessee shall deliver, free of cost, to Lessor at the wells, or to the credit of Lessor in the stock tanks or at the point of connection with the gathering system on the Leased Premises to which the wells may be connected, the equal one-eighth (1/8) part of all oil and other liquid hydrocarbons produced and saved from the Leased Premises, or, at Lessor’s option, Lessee shall pay Lessor for such royalty the equal one-eighth (1/8) part of the market price at the well for oil and other liquid hydrocarbons of like quantities, grade and gravity prevailing on the day such oil or other liquid hydrocarbons are run from the stock tanks or into the gathering system, less Lessor’s proportionate share of taxes, separation, processing, compression and transportation costs, if any, incurred by Lessee.

4. Lessee shall pay or, if required by law, contribute to be paid to Lessor one-eighth (1/8) of the net proceeds actually received by Lessee for all gas (including all substances contained in such gas) produced from the Leased Premises and sold by Lessee, less Lessor’s proportionate share of taxes and all costs incurred by Lessee in delivering, transporting, separating, processing, dehydrating, compressing or otherwise making such gas or other substances merchantable or enhancing the market value thereof. If such gas is used by Lessee off the Leased Premises or is used by Lessee for the manufacture of casinghead gasoline or other liquid products, Lessee shall pay Lessor one-eighth (1/8) of the prevailing market price at the well for the gas so used.

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5. If a well capable of producing oil, gas or other hydrocarbons in paying quantities located on the Leased Premises (or on acreage spaced, unitized, pooled or otherwise consolidated with all or a portion of the Leased Premises into a unit for the drilling or operation of such well) is at any time shut in so that no oil, gas or other hydrocarbons therefrom are sold or used by Lessee off the Leased Premises, nevertheless such shut-in well shall be deemed to be a well on the Leased Premises producing oil, gas or other hydrocarbons in paying quantities and this Lease shall continue in force during all of the time or times while such well is so shut in, whether before or after the expiration of the Primary Term of this Lease. Lessee shall use reasonable diligence to market oil, gas or other hydrocarbons capable of being produced from the date such well is shut-in, but shall be under no obligation to market such products under terms, conditions or circumstances which, in Lessee’s judgment exercised in good faith, are unsatisfactory. Lessee shall be obligated to pay or tender to Lessor on or before the next anniversary date of this Lease occurring more than ninety (90) days from the date such well is so shut in, and thereafter on each successive anniversary date of this Lease during each annual period such well is so shut-in, a royalty of One Dollar ($1.00) per net royalty acre subject to this Lease as of the end of such annual period. If oil, gas or other hydrocarbons from such well are sold or used by Lessee off the Leased Premises before the end of any such annual period, or if, at the end of any such annual period, this Lease is being maintained in force and effect otherwise than by reason of such shut-in well, Lessee shall not be obligated to pay or tender any shut-in royalty for that annual period. Payment or tender by Lessee of the shut-in royalty as provided above shall be deemed a royalty and shall be considered as production under all provisions of the Lease. Lessee’s failure to pay or tender such shut-in royalty, for any reason, shall render Lessee liable for the amount due, but shall not terminate this Lease so long as such well remains shut in.

Lessee shall pay or tender payment for all royalties under this Lease (whether for oil, gas, other hydrocarbons or shut-in wells) to Lessor at the above address or to such other address as Lessor may designate in writing to Lessee not less than ninety (90) days prior to the date such royalty payment is due. Royalty ownership as shown on Lessee’s records as of the last day of each royalty payment period shall govern the determination of the parties entitled to receive such payment.

6. Lessee is hereby granted the right, at Lessee’s option, at any time and from time to time during the term of this Lease and whether before or after production, to space, unitize, pool or otherwise consolidate for purposes of exploration, development, production, operation, storage, transportation and sale, all or any part or parts of the Leased Premises, including without limitation all strata or any stratum or rights therein, with any other land in the vicinity of the Leased Premises, or with any leasehold, operating or other rights or interests in such other land, so as to create units of such size and surface acreage as Lessee may in good faith determine to be reasonably necessary or desirable for the efficient operation of the Leased Premises or for the increased allowable recovery or storage of oil, gas or other hydrocarbons from the Leased Premises or the lands included in such unit. No such unit, however, shall exceed the maximum acreage allowed under any then applicable law, rule, regulation or order of any jurisdictional governmental authority. Lessee is also hereby granted the right at any time and from time to time, to amend, modify, alter or cancel such spacing, unitization, pooling or other agreement of consolidation as may be necessary or desirable in Lessee’s reasonable judgment, to include or exclude different strata, royalty owners or lands. If at any time larger units are allowed or required under any then applicable law, rule, regulation or order of any jurisdictional governmental authority for the drilling, completion or operation of a well, or for obtaining the maximum allowable recovery from any proposed, drilling or completed well, Lessee may establish or enlarge any such unit to conform to the maximum size specified by such law, rule, regulation or order.

Operations on any lands so spaced, unitized, pooled or otherwise consolidated shall be considered operations on the Leased Premises and, notwithstanding the status of a well at the time of unitization, pooling or consolidation, such operations shall be deemed to be in connection with a well that was commenced on the Leased Premises. The term “Operations” as used in this Lease shall include, without limitation, the following: commencing construction of roadways, pipeline routes or drillsites, drilling, testing, completing, reworking, recompleting, repairing, deepening, plugging back, maintaining or increasing reservoir pressure, storing, cycling, producing, injecting, recovering, transporting, separating, processing or compressing oil, gas or other hydrocarbons, or establishing a shut-in well.

In the event all or any part or parts of the Leased Premises are spaced, unitized, pooled or otherwise consolidated in any unit, a portion of the actual production from all lands so spaced, unitized or otherwise consolidated in such unit shall be allocated to the Leased Premises in such proportion as the portion of the Leased Premises included in such unit, computed on a net royalty acreage basis, bears to the entire net royalty acreage of the lands so spaced, unitized, pooled or otherwise consolidated. The production from such unit allocated to the Leased Premises shall be deemed for the purpose of payment or delivery of royalty to be the entire production for that portion of the Leased Premises included in such unit in the same manner as though produced therefrom under the terms of this Lease.

7. If Lessor owns a lesser interest in the Leased Premises than the entire and undivided mineral estate therein, then the royalties provided under this Lease shall be paid to Lessor only in the proportion that Lessor’s interest bears to the whole and undivided mineral estate in the Leased Premises.

8. The term “Lessor” shall mean each party or party executing this Lease as a Lessor, whether or not specifically named above, and this Lease shall become effective and binding as to the interest of each Lessor upon execution by such Lessor, whether or not any additional Lessor executes this Lease. If the estate of either Lessor or Lessee is assigned, and the privilege of assigning in whole or in part is hereby expressly allowed, the rights, covenants and obligations of this Lease shall extend to their respective heirs, executors, administrators, successors or assigns, but no change in the ownership of the Leased Premises or the minerals in, on or under the Leased Premises, nor any assignment of royalties shall be binding on Lessee for purposes of paying any royalty due under this Lease unless Lessee shall have received, not less than ninety (90) days prior to the payment date for such royalty, certified copies of recorded instruments evidencing such change of title.

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9. Lessee shall have the right to use for its Operations, free of cost, oil, gas, other hydrocarbons and fresh or salt water found on or developed from the Leased Premises, except fresh water from the separate wells of Lessor. Lessee shall further have the right to use existing well bores, flow lines, well-head, surface, subsurface and other production related equipment, and to drill or convert a well on the Leased Premises, other than Lessor’s separate water wells, for the production of fresh water or for the disposal of salt water or other by-products from Operations; provided that any such drilling, conversion or other Operations shall be designed and located so that no cross contamination of Lessor’s water supply or other ground waters on the Leased Premises or other lands will occur and that all such Operations shall be conducted in substantial compliance with all applicable laws, ordinances, rules and regulations of all jurisdictional governmental agencies. Lessee shall also have the right to survey for, construct, operate, maintain, replace or expand such pipelines, storage tanks, surface and subsurface storage and recycling facilities, compression, injection, separation, processing, telecommunication, electric generation, supply, transmission and other facilities, structures and equipment as Lessee may deem reasonably necessary for Operations on the Leased Premises or on lands spaced, pooled, unitized, consolidated with or located in the vicinity of the Leased Premises. Lessee shall bury its pipelines below plow depth and shall pay reasonable damages for injury by reason of its Operations to growing crops or other existing surface uses on the Leased Premises. Without first obtaining the written consent of Lessor, Lessee shall not drill any well nor place any pipelines, facilities or equipment nearer than 200 feet to any house, barn or other structure existing on the Leased Premises as of the effective date of this Lease, nor otherwise unreasonably interfere with the existing uses of the Leased Premises by Lessor. Lessee shall have the right, but not the obligation, at any time during or within one (1) year after the expiration of this Lease to enter upon the Leased Premises to remove any or all of Lessee’s machinery, equipment, fixtures and other structures placed or constructed thereon, including the right to draw and remove all tubing, casing, well head, compression, injection, separation, processing, electric generation or surface equipment.

10. Lessor expressly agrees that if Lessee commences Operations on the Leased Premises as provided herein at any time while this Lease is in force, or within ninety (90) days after the effective date of the exclusion of any portion of the Leased Premises from a spaced, unitized, pooled or otherwise consolidated unit, this Lease shall remain in full force and effect so long as such or subsequent Operations are prosecuted by Lessee with reasonable diligence, with no cessation of Operations for more than ninety (90) consecutive days. If production results from these Operations, this Lease shall remain in force as long as production of oil, gas or other hydrocarbons from or allocable to the Leased Premises is maintained.

11. If production from or allocated to the Leased Premises should cease from any cause and this Lease would not otherwise be in force, this Lease shall not terminate, if Lessee commences Operations for additional drilling or reworking within ninety (90) days after such cessation. This Lease shall thereafter remain in force as long as such or subsequent Operations are prosecuted by Lessee with reasonable diligence. If production results from these Operations, this Lease shall remain in force as long as production of oil, gas or other hydrocarbons from or allocable to the Leased Premises is maintained.

12. Lessee may at any time surrender or cancel this Lease in whole or in part by delivering or mailing a written release to Lessor and by placing such release of record in the proper County. In the event this Lease is surrendered or cancelled as to only a portion of the acreage covered hereby, then all payments and liabilities accruing thereafter under the terms of this Lease shall cease as to the cancelled portion of the Lease, but shall continue in full force and effect as to any portion of the Leased Premises not released.

13. All provisions of this Lease, whether express or implied, shall be subject to all applicable Federal and State Laws and to the orders, rules and regulations of all jurisdictional governmental agencies administering the same. This Lease shall not be terminated, in whole or in part, nor shall Lessee be liable to Lessor for damages claimed by reason of Lessee’s failure to comply with any of the express or implied provisions of this Lease, if such failure was required by or was otherwise in compliance with any such laws, orders, rules or regulations. Should Lessee be prevented during the last year of the Primary Term from drilling a well under this Lease by any law, rule, order or regulation of any jurisdictional governmental agency, or because of the unavailability on terms deemed reasonably satisfactory by Lessee of any equipment or labor necessary for the proposed Operations, the Primary Term of this Lease shall be extended for one (1) additional year.

14. Lessor hereby warrants and agrees to defend the title to the Leased Premises. Lessee shall have the option, but not the obligation, to pay, discharge or redeem for Lessor by payment, in whole or in part, of any mortgage, taxes, encumbrances, or other liens now or hereafter existing, levied or assessed against the Leased Premises. In the event Lessee exercises such option, Lessee shall be subrogated to the rights of any holder or holders thereof and may reimburse itself by applying any royalties otherwise accruing or payable to Lessor hereunder up to the amount of any such encumbrance, tax or other lien paid by Lessee.

15. Lessee is hereby given the right to acquire for its own benefit, deeds, leases, or assignments covering any interest or claim in the Leased Premises that Lessee or any other party contends is outstanding and not covered by this Lease, even though such outstanding interest or claim may be invalid or adverse to Lessor. In the event the validity of this Lease is disputed by Lessor or by any other person, then, for the period such dispute remains unresolved, Lessee shall be relieved of all obligations to explore or develop the Leased Premises; Lessee shall suspend for such period all royalties or other payments which would otherwise accrue or be payable to Lessor; and the term of this Lease shall automatically be extended for an additional period equal to the period during which such dispute is unresolved.

16. If at any time while this lease is in force, Lessor receives any bona fide offer, acceptable to Lessor, to grant an additional lease (top lease) covering all or part of these leased Premises, Lessee shall have the continuing option to meet any such offer and acquire such top lease. Any such offer must be in writing and must set forth the proposed Lessee’s name, the lands or interests to be covered, the amounts of any bonus, royalty or other consideration offered and a copy of the proposed lease form reflecting all material terms and conditions of the proposed lease. Lessee shall have fifteen (15) days after receipt of this information from Lessor to advise Lessor in writing of its election to enter into an oil and gas lease with Lessor on equivalent terms and conditions. If Lessee elects not to match the terms of such offer or fails to provide written notice of its election to Lessor in such fifteen (15) day period, Lessor shall be free to accept such offer.

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17. Each wife and husband named as a Lessor and executing this Lease, for the consideration set out above and the covenants and agreements to be performed hereunder by Lessee, hereby releases and relinquishes unto Lessee, all right of homestead in and to the Leased Premises for the purposes of this Lease.

18. This lease is subject to a Surface Use Agreement that has been signed by Lessor and Lessee. If there is any conflict between any provisions in the Lease, and provisions in the Surface Use Agreement, the provisions of the Surface Use Agreement will take Precedence and Prevail.

IN WITNESS WHEREOF, this Lease is executed this 31st day of May , 2012

LESSOR:

/S/: Joseph P. Tate

Joseph P. Tate

/S/: Jennifer M. Tate

Jennifer M. Tate

ACKNOWLEDGEMENT

STATE OF	)
) ss:
COUNTY OF	)

Before me, the undersigned Notary Public in and for said County and State, on the date set forth below personally appeared Joseph P. Tate, known to me to be the person(s) who subscribed his/her/their name to the foregoing instrument, and acknowledged to me that he/she/they executed the same for the purposes and consideration therein expressed, including the relinquishment of homestead.

Given under my hand and seal this 31st day of May 2012.

My Commission Expires: 10-31-2015	/S/: Michael A. Cedersterstrom
Notary Public

STATE OF	)
) ss:
COUNTY OF	)

Before me, the undersigned Notary Public in and for said County and State, on the date set forth below personally appeared Jennifer M. Tate, known to me to be the person(s) who subscribed his/her/their name to the foregoing instrument, and acknowledged to me that he/she/they executed the same for the purposes and consideration therein expressed, including the relinquishment of homestead.

Given under my hand and seal this ________ day of _______________________ 20__.

My Commission Expires: __________________	________________________________
Notary Public

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EXHIBIT “A”

Incorporated in and made a part of the attached Oil and Gas Lease dated this 31st day of May , 2012

By and between

Joseph P. Tate and Jennifer M. Tate, as Joint tenants

And Richfield Oil & Gas Company

The Leased Premises described in the attached Lease are more particularly described as follows:

Parcel No. 20320: The Northeast quarter of the Northeast quarter of Section 22, Township 13 South, Range 2 East, Salt Lake Base and Meridian.

Parcel No. 20329: The Northwest quarter of the Southeast quarter of Section 23, Township 13 South, Range 2 East, Salt Lake Base and Meridian. Less 1.50 acres lying within a County Road.

Parcel No. 20330: The Southeast quarter of the Southeast quarter of Section 23, Township 13 South, Range 2 East, Salt Lake Base and Meridian. Less 1.50 acres lying within a County Road and 2.03 acres lying within a State Road.

Parcel No. 20331: Beginning at the Northeast corner of the Southeast quarter of Section 23, Township 13 South, Range 2 East, Salt Lake Base and Meridian, thence South 20 chains, thence West 9.5 chains to the West side of the County Road, thence Northwesterly along the road to a point 2.75 chains South and 20 chains West of beginning, thence North 2.75 chains, thence East 20 chains to the point of beginning. Less 3.75 acres lying within a County Road. Less 1.38 acres lying within a State Road.

Parcel No. 20331X: Beginning at the Southwest corner of the Northeast quarter of the Southeast quarter of Section 23, Township 13 South, Range 2 East, Salt Lake Base and Meridian, thence North 17.25 chains to the County Road, thence Southeasterly along the County Road to a point 10.5 chains East of beginning, thence West 10.5 chains to the point of beginning. Less 1.38 acres lying within a State Road.

Parcel No. 20334: Beginning at the Southeast corner of the Northeast quarter of Section 23, Township 13 South, Range 2 East, Salt Lake Base and Meridian, thence West 20 chains, thence North 1.36 chains, thence North 31º7’ West 19.22 chains, thence North 39º15’ West 18.21 chains, thence North 14º45’ East 13.98 chains, thence North 30º15’ East 0.92 chains, thence North 43º15’ East 5.57 chains, thence North 54º30’ East 2.41 chains to the West right-of-way line of the Railroad, thence Southeasterly along said railroad to a point 24.26 chains North of beginning, thence Southeasterly along said Railroad to a point 13.59 chains, East of beginning, thence West 13.59 chains to the point of beginning. Less 5.20 acres lying within a State Road. Embracing a portion of Section 14, 23, and 24, Township 13 South, Range 2 East, Salt Lake Base and Meridian.

Parcel No. 20339: The West half of the Southwest quarter of Section 24, Township 13 South, Range 2 East Salt Lake Base and Meridian, Less 7.0 acres lying within Railroad and State Road and 1.10 acres lying within State Road.

Parcel NO. 20361: The Northeast quarter of the Northeast quarter of Section 26, Township 13 South, Range 2 East, Salt Lake Base and Meridian.

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SURFACE USE AGREEMENT

(Establishing Amounts Lessee will Pay for Road, Pipeline and Location Damages)

State:	Utah
County:	Sanpete
Lessee:	Richfield Oil & Gas Company
Lessor:	Joseph P. Tate and Jennifer M. Tate, as Joint Tenants
Effective Date:	May 31, 2012

Joseph P. Tate or Jennifer M. Tate, as Joint Tenants, Lessor executed and delivered to Lessee an Oil and Gas Lease (the "Lease"), which will be recorded in the Records of the county of Sanpete, in the state of Utah on and covering the following lands (the “Lands”). This Surface Use Agreement is made a part of the Lease, and an attachment to it. The Lands are leased to the Lessee with right-of-way for the purpose of allowing Lessee to drill wells, erect, maintain, and operate storage tanks for handling, storing, measuring, transporting, and treating crude oil and/or distillate; to erect, maintain, and operate a pump station or stations with all necessary tanks, pipes, machinery, fixtures, and structures; to lay, maintain, and operate, all necessary pipelines for water, gas, and oil in, over, on, or across the Lands in connection with the maintenance and operation of the storage tanks and pump stations to be constructed by Lessee; and, for the laying, maintaining and operating pipelines in, over, on, and across the Lands, all in connection with or as desired by Lessee as an incident to Lessee's oil and gas operations on the Lands:

Lands described on Exhibit “A”, in the Lease.

.

Lessee has agreed to pay and Lessor has agreed to accept the following as full payment for any and all damages, if any, that may occur in connection with Lessee's operations on the Lands under the terms of the Lease:

1.	The sum of $ 2,500.00 for each drill site location.

2.	The sum of $12.00 per rod for any new roads constructed by Lessee, and $2.00 per rod for any pipelines.

3.	For any accident resulting in the death of sheep, cattle, horses, or other livestock caused by Lessee's operations, the market value, on the date of the accident, of the sheep, cattle, or livestock killed.

4.	For any destruction of crops caused by Lessee’s operations, the market value, on the date of destruction, of the crops destroyed.

5.	For any damage to the irrigation system caused by Lessee’s operations, the cost to repair the damage, of the portion of the irrigation system that was damaged by the lessee.

6.	For any damage to fences, corals, cattle loading chutes, sheds, or other agricultural buildings caused by Lessee’s operations, the cost to repair the damage that was caused by the lessee.

7.	Other items which Lessor and Lessee may agree upon by supplements to this Agreement.

8.	Lessee will maintain the acreage, production and storage facilities, and roads in good condition and will clean-up any unused equipment and cover any pits, etc. in accordance with accepted industry practices. Lessee will not drill any wells within 600 feet of any dwelling unless otherwise permitted in writing by the Lessor.

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The agreed on amounts for damages, as set out above, are the total sums to be paid by Lessee to Lessor for any specified damages. Lessor agrees that the consideration recited is adequate and the full payment for such damages. This Agreement is signed by Lessor and Lessee as of the date of acknowledgment of the parties signatures below, but is effective for all purposes as of the Effective Date stated above.

Lessee: Richfield Oil & Gas Company

By:	/S/: Douglas C. Hewitt

Douglas C. Hewitt, President

Lessor:	/S/: Joseph P. Tate

Joseph P. Tate

Lessor:	/S/: Jennifer M. Tate

Jennifer M. Tate

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